Exhibit 10.29

EXECUTION COPY

CONTINGENT CONVERTIBLE NOTE PURCHASE AGREEMENT

by and between

DIEDRICH COFFEE, INC.

and

SEQUOIA ENTERPRISES, L.P.

Dated as of May 10, 2004

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	7.6	SOPHISTICATION	11
	7.7	ACCREDITED INVESTOR	11

8.	COVENANTS OF THE COMPANY		11

	8.1	FINANCIAL STATEMENTS AND REPORTS	11
	8.2	PAYMENT OF INDEBTEDNESS	11
	8.3	MAINTENANCE OF EXISTENCE AND PROPERTIES	11
	8.4	INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS	12
	8.5	NOTICES	12
	8.6	EXPENSES	12
	8.7	INSURANCE	12
	8.8	COMPLIANCE WITH LAWS	12
	8.9	PROCEEDS OF THE INITIAL NOTE	13

9.	NEGATIVE COVENANTS		13

	9.1	LIENS	13
	9.2	INDEBTEDNESS	13
	9.3	LOANS; ADVANCES	14
	9.4	LEVERAGE RATIO	14
	9.5	MINIMUM EBITDA	14

10.	EVENTS OF DEFAULT		15

	10.1	EVENTS OF DEFAULT	15
	10.2	REMEDIES	16

11.	MISCELLANEOUS		16

	11.1	GOVERNING LAW	16
	11.2	SURVIVAL	16
	11.3	SUCCESSORS AND ASSIGNS	16
	11.4	ENTIRE AGREEMENT	16
	11.5	NOTICES	17
	11.6	AMENDMENTS	17
	11.7	DELAYS OR OMISSIONS	17
	11.8	LEGAL FEES	18
	11.9	NO THIRD PARTY BENEFICIARIES	18
	11.10	INTERPRETATION	18
	11.11	COUNTERPARTS	18
	11.12	SEVERABILITY	18
	11.13	CONFIDENTIALITY OF INFORMATION	18

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Exhibits	Description
Exhibit A	Form of Note
Exhibit B	Form of Warrant

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CONTINGENT CONVERTIBLE NOTE PURCHASE AGREEMENT

This Contingent Convertible Note Purchase Agreement (this “Agreement”) is entered into as of May 10, 2004 (the “Effective Date”) by and between Diedrich Coffee, Inc., a Delaware corporation (the “Company”), and Sequoia Enterprises, L.P., a California limited partnership (“Lender”).

R E C I T A L S

WHEREAS, the Company desires to borrow from Lender and Lender desires to loan to the Company, pursuant to the terms and conditions of this Agreement, an aggregate principal amount of up to $5,000,000 (the “Loan Amount”), which loan (the “Loan”) shall be evidenced by one or more unsecured convertible promissory notes in the form attached hereto as Exhibit A (the “Notes”);

WHEREAS, the Notes shall be convertible into common stock, par value $0.01 per share of the Company (the “Common Stock”) on the terms and subject to the conditions set forth herein and therein; and

WHEREAS, as an additional inducement for Lender to enter into this Agreement, the Company is willing to issue to Lender one or more warrants to purchase shares of Common Stock upon payment of the principal of any Note, which warrants shall be in the form attached hereto as Exhibit B (the “Warrants”), and be exercisable on the terms and subject to the conditions set forth herein and therein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties hereinafter set forth, the parties hereby agree as follows:

1. DEFINITIONS.

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Availability” means, on any date, the Loan Amount, less the sum of (a) the principal amount of all Notes outstanding under this Agreement, plus (b) the product of (i) the number of days from the Effective Date to the date on which Availability is to be determined, multiplied by (ii) $2,740.

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the Exchange Act.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California are authorized or obligated to close their regular banking business.

“Change of Control” shall mean (a) a transaction (or series of transactions) in which a Third Party becomes the Beneficial Owner, directly or indirectly, of equity representing 15% or more of the voting equity of the Company; (b) a transaction (or series of transactions) in which an Affiliate of the Company (other than an Affiliate controlled by Heeschen) becomes the Beneficial Owner, directly or indirectly, of equity representing 25% or more of the voting equity of the Company; (c) a merger, consolidation or other business combination transaction (or series of transactions) involving the Company, the result of which is that a Third Party who, immediately prior to such transaction or transactions is not the Beneficial Owner, directly or indirectly, of more than 25% of the voting equity of the Company, becomes the Beneficial Owner, directly or indirectly, of more than 25% of the voting equity of the Company or the successor entity in such transaction or transactions; or (d) a sale of all or substantially all of the assets of the Company.

“Credit Agreement” shall mean that certain Credit Agreement, by and between Bank of the West and the Company, dated as of September 3, 2002, as amended, or as may subsequently be amended or restated.

“Default” shall mean any event or circumstance that with the giving of notice or passage of time, or both, would become an Event of Default.

“EBITDA” shall mean, with respect to any Person for any fiscal period, earnings (exclusive of extraordinary gains and non-cash credits to income) and before deductions for interest, income taxes, non-cash impairment charges from intangibles that exist as of the end of the third fiscal quarter of Fiscal Year 2004 and other non-cash charges that exist as of the end of the third fiscal quarter of Fiscal Year 2004, depreciation and amortization of the Company and its subsidiaries on a consolidated basis.

“Effective Tangible Net Worth” shall mean, on a consolidated basis, the total assets (exclusive of goodwill, patents, trademarks, trade names, copyrights, organization expense, investments in and all amounts due from Affiliates, officers, or employees), less total liabilities (less Indebtedness subordinated to the Notes, if any) of the Company and its subsidiaries in accordance with GAAP.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fiscal Quarter” shall mean each fiscal quarter of the Company, with the first three quarters consisting of twelve weekly periods and the fourth quarter consisting of the sixteen or seventeen weekly periods ending on the Wednesday closest to June 30.

“Fiscal Year” shall mean each fiscal year of the Company, with each such fiscal year ending on the Wednesday closest to June 30.

“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

“Heeschen” means Paul C. Heeschen, sole general partner of Lender.

“Indebtedness” of any Person shall mean all obligations for borrowed money, accounts payable, accrued compensation, accrued expenses and capitalized lease obligations of such Person as of the date as of which indebtedness is to be determined, and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise.

“Lender Affiliate” means Heeschen, any Affiliate of Heeschen (including Lender), or any partner or other equity holder of Lender.

“LIBOR Rate” means the fluctuating U.S. dollar rate reported by Northern Trust as the “London Interbank Offered Rate” for deposits with maturity periods of up to twelve (12) months as established on the dates Notes are issued and the dates on which the LIBOR rate is reset, as appropriate.

“Lien” means any mortgage, deed of trust, or pledge, security interest, hypothecation, assignment, assigned deposit, arrangement, encumbrance (including any conditional sale or other title retention agreement), encroachment, lien (statutory or otherwise), claim, option, reservation or defect of any kind, or preference, or priority, or other security agreement or preferential arrangement of any kind or nature whatsoever or the filing or agreement to give any financing statement under the uniform commercial code of any jurisdiction.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of the Company and its subsidiaries, taken as a whole; (b) a material impairment of the ability of the Company to perform under this Agreement or to avoid any Event of Default; or (c) a material adverse change in the legality, validity, binding effect or enforceability of this Agreement.

“Maturity Date” shall mean the earliest of (i) the date of consummation of a Change of Control transaction, (ii) the date Notes are declared due and payable by Lender upon an Event of Default, or (iii) May 10, 2007.

“Person” shall mean any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, government or any department or agency of any government.

“Restricted Stock” shall mean the shares of Common Stock issued upon conversion of the Notes or upon exercise of the Warrants, and any Common Stock issued with respect to such Common Stock by way of a stock dividend or stock split, provided that such shares shall no longer be Restricted Stock at such time as such Common Stock (i) has been sold pursuant to an effective registration statement under the Securities Act, (ii) has been transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) or (iii) is transferable by Lender (or, if such Common Stock is held by a Lender Affiliate, such Lender Affiliate), pursuant to paragraph (k) of Rule 144 (or any successor provision thereto).

“SEC” shall mean the Securities Exchange Commission.

“Securities” shall mean the Notes, the Warrants and any Common Stock issuable upon conversion or exercise of such Notes and Warrants.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Indebtedness” shall mean any Indebtedness of the Company senior in right of payment to any Outstanding Balance, including, all amounts outstanding under the Credit Agreement.

“Third Party” shall mean any Person or group of Persons acting in concert who are not Affiliates of the Company or Lender Affiliates.

2. LOAN AND WARRANTS.

2.1 Issuance of Notes.

(a) Subject to the terms and conditions set forth herein, at the election of the Company, on the Effective Date, and on the first day of each Fiscal Quarter thereafter until the Maturity Date, upon 10 Business Days advance written notice (a “Note Request”), the Company may issue to Lender, and Lender shall acquire from the Company, one or more Notes, provided that (i) no Note shall be issued with an initial principal amount of less than $300,000 or more than the Availability, (ii) at no time shall the aggregate Outstanding Balance of all Notes exceed the Loan Amount, and (iii) the principal amount of the first Note to be issued, if any (the “Initial Note”) shall be not less than all amounts then owed by the Company and its subsidiaries under all outstanding Senior Indebtedness (except, subject to Section 9.2(b)(ii), for letters of credit issued under the Credit Agreement, which may remain outstanding).

(b) Subject to the foregoing, the Company may reborrow principal amounts previously repaid hereunder by issuing a new Note therefor, provided that the principal amount of such new Note does not exceed the Availability on such date.

2.2 Issuance of Warrants.

(a) Until such time as the aggregate principal amount of all Notes repaid shall equal the Loan Amount, upon the payment of principal on any Note (upon payment, prepayment or at maturity), the Company shall be obligated to issue to Lender Warrants, as follows:

(i) on the date of payment of principal on a Note or Notes of at least $300,000, a Warrant shall be issued for all principal on repaid Notes with respect to which a Warrant has not been issued as of the date of such payment; or

(ii) on June 30 and December 31 of each year, a Warrant shall be issued for all principal on repaid Notes with respect to which a Warrant has not otherwise been issued (including with respect to all amounts prepaid under Section 3.3(a)(ii)); and

(iii) a Warrant shall be issued on the Maturity Date for all principal on repaid Notes (including Notes repaid on the Maturity Date) with respect to which a Warrant has not otherwise been issued.

(b) Each Warrant shall initially be for the number of shares of Common Stock equal to (i) the principal repaid on Notes to which the Warrant relates, divided by (ii) the weighted average closing price of the Common Stock on the Nasdaq Stock Market (or such other market or exchange where the Company’s stock price is reported at that time) on the date of issuance of the Notes to which the Warrant relates (the “Warrant Closing Share Price”). In no event shall a Warrant be issued for an amount including a fractional share, and if such calculation would otherwise result in a Warrant being issued for a fractional share, such fractional share shall be carried forward and added to the number of shares of Common Stock for which the next Warrant issued, if any, may be exercised.

(c) The number of shares to which a Warrant is subject may be decreased if, upon the Change of Control, 85% of the average price paid per share of Common Stock by any Person who engages in a transaction or series of transactions resulting in the Change of Control (the “Change of Control Price”), exceeds the applicable Warrant Closing Share Price (as appropriately adjusted for any stock splits, stock dividends, or other events described in Section 4 of the Warrant). In such event the Warrant shall be exercisable for the number of shares of Common Stock equal to (i) the principal repaid on Notes to which the Warrant relates, divided by (ii) 85% of the Change of Control Price. The per share purchase price for the shares to be purchased upon exercise of each Warrant shall be equal to the Conversion Price per share (as defined below) applicable at the time of exercise.

3. INTEREST; PAYMENT; COMMITMENT FEE.

3.1 Payments and Repayments. To the extent not previously converted pursuant to Section 4, the Company will pay the unpaid principal balance (the “Outstanding Balance”) of each Note plus all accrued and unpaid interest thereon on the Maturity Date. The Outstanding Balance of any Note and all accrued and unpaid interest thereon and any and all other sums payable to Lender thereunder may be prepaid prior to the Maturity Date without penalty or obligation, except as set forth herein. The Company shall provide Lender at least 10 days advance notice of its intention to prepay the Outstanding Balance on any Notes. Lender will apply partial prepayments on any Notes first to all accrued and unpaid interest and then to principal.

3.2 Interest. Interest shall accrue from the date such Note is issued on the Outstanding Balance on each Note at the one-month, two-month or three-month, whichever period is closest to the remaining days in the calendar quarter, LIBOR Rate in effect on the date of issuance plus 3.30% per annum. The interest rate will be reset on the first day of each calendar quarter to the three-month LIBOR Rate then in effect plus 3.30% per annum. Interest shall be calculated on the basis of a 360 day year and actual days elapsed. Interest shall be payable in arrears.

3.3 Required Payments.

(a) Until the Maturity Date, the Company will be required to make payments to Lender monthly (each, a “Monthly Payment”) on the first Business Day of each month no later than 10:00 a.m. on such day (each, a “Payment Date”), equal to the sum of:

(i) all accrued interest on the Outstanding Balance of each of the outstanding Notes for the prior month, plus

(ii) a principal payment on each Note equal to a percentage of the Outstanding Balance on the date of such Monthly Payment such that, when amortized in equal payments of interest over the term of the Note (from the date of issuance to May 10, 2007), 60% of the Outstanding Balance on the date of issuance of such Note shall be repaid by Maturity, plus

(iii) a fee equal to 0.0833% of the Availability (the “Commitment Fee”).

(b) On the Maturity Date, the Company will be required to make a payment to Lender of an amount equal to the sum of:

(i) all accrued interest on the Outstanding Balance of each of the outstanding Notes since the last Payment Date, plus

(ii) all Outstanding Balances, plus

(iii) a Commitment Fee equal to the product of (A) 0.0833% multiplied by a fraction, the numerator of which is the number of days elapsed from the last Payment Date to but not including the Maturity Date and the denominator of which is 30 (provided that such fraction not exceed one) and (B) the Availability.

(c) Any payments made to Lender pursuant to Sections 3.3(a) or (b) shall be made by wire transfer of immediately available funds and shall be accompanied by a statement that sets forth the amount of the payment attributable to interest, principal and the Commitment Fee, respectively.

4. CONTINGENT CONVERSION; ISSUANCE OF SHARES.

4.1 Conversion of Notes. If there is a Change of Control at any time prior to payment in full of the Outstanding Balance of the Notes, Lender shall, subject to the provisions of this Section 4, have the right immediately prior to the consummation of such Change of Control, to convert the Outstanding Balance of any or all of the Notes (plus accrued and unpaid interest) into Common Stock. The number of shares of Common Stock into which each Note will be converted will equal the quotient of (a) the lesser of (i) $5,000,000 minus the aggregate principal amount of all Notes repaid (and for which Warrants have been issued pursuant to Section 2.2 of this Agreement) and (ii) the Outstanding Balance of such Note to be converted plus all accrued and unpaid interest on such Note to but not including the date of conversion divided by (b) the applicable Conversion Price. No Warrant shall be issued with respect to any Outstanding Balance which is converted into Common Stock.

4.2 Conversion Price. The “Conversion Price” for a Note shall equal the greater of (a) the closing price of the Common Stock on the Nasdaq Stock Market (or such other market or exchange where the Company’s stock price is reported at that time) on the date that the Note was issued (as appropriately adjusted for any stock splits, stock dividends, or other events described in Section 7(b) of the Note) and (b) 85% of the Change of Control Price. To the extent that the consideration paid to stockholders of the Company in a transaction constituting a Change of Control is other than cash, the Board of Directors of the Company shall determine the cash value of such non-cash consideration for purposes of calculating the Conversion Price.

4.3 Issuance of Shares of Common Stock. As soon as practicable after conversion of any or all of the Notes or exercise of a Warrant, the Company at its expense shall cause to be issued in the name of and delivered to Lender, a certificate or certificates for the number of shares of Common Stock to which Lender shall be entitled upon such conversion or exercise (bearing such legends as may be required by applicable state and federal securities laws). No fractional shares will be issued upon conversion of the Notes or exercise of a Warrant. If upon conversion of all of the Notes Lender elects to convert, or exercise of Warrants, in the aggregate a fraction of a share would otherwise result, in lieu of such fractional share the Company shall pay the cash value of such fractional share, calculated on the basis of the average Conversion Price applicable to all of the Notes converted at such time or Warrants exercised at such time, as applicable.

4.4 Notice of Conversion. Before Lender shall be entitled to convert any Note into shares of Common Stock, it shall (i) surrender the Notes to be converted at the office of the Company and (ii) give written notice to the Company of its election to convert the same pursuant to this Section 4, which notice shall state (A) the Notes being converted, and (B) Lender’s calculation of the number of shares of Common Stock to be issued upon conversion of such Notes. Such conversion shall be deemed to have been made immediately prior to the consummation of a Change of Control and Lender shall be treated for all purposes as the record holder of such shares of Common Stock as of such date.

4.5 Common Stock Issuable upon Conversion of Notes and Exercise of Warrants. Subject to the following sentence, the Company shall, at all times, reserve and keep available, solely for issuance and delivery upon conversion of the Notes and exercise of the Warrants, such number of shares of Common Stock as the Board of Directors of the Company shall reasonably determine to be sufficient to effect the conversion of all Notes and exercise of all Warrants, and shall take all action necessary to ensure that the shares of Common Stock issued upon such conversion or exercise are validly issued, fully paid and nonassessable, and issued free and clear from all preemptive rights, Liens and restrictions on transfer (other than under the Securities Act and applicable state securities laws). Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to issue any shares of Common Stock upon the exercise of Warrants or conversion of Notes, to the extent that the number of shares of Common Stock to be issued would exceed, at the time of issuance (i) the number of authorized and unissued shares of Common Stock under the Company’s Amended and Restated Certificate of Incorporation, less (ii) all shares of Common Stock reserved for issuance (other than with respect to the Notes and the Warrants), provided that if any issuance of shares of Common Stock is limited pursuant to this sentence, the Company shall use its commercially reasonable efforts to obtain stockholder approval at the next regularly scheduled meeting of the stockholders of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to permit such issuance.

4.6 Registration Rights.

(a) The Company will use commercially reasonable efforts to continue its qualification for registration on Form S-3 or any comparable or successor form or forms in connection with the resale of securities. Provided that the Company is qualified to use Form S-3, the Lender (or the Lender Affiliate, if such Restricted Stock is held by a Lender Affiliate) shall have the right to request registration on Form S-3 and any necessary registration or qualification required under state blue sky laws (such requests shall be in writing and shall state the number of shares of Restricted Stock to be disposed of and the intended methods of disposition of such shares by the Lender or Lender Affiliate); provided, however, that the Company shall not be obligated to effect any such registration (i) if the Lender or Lender Affiliate proposes to sell Restricted Stock at an aggregate price to the public of less than $1,000,000, (ii) if the Restricted Stock no longer qualifies as such, (iii) if, in a given 12-month period, the Company has effected one (1) such registration in such period, (iv) if it is to be effected more than five (5) years after the date hereof, (v) if the Company is presently engaged in (or has completed within the prior six (6) months) an underwritten public offering of securities and the managing underwriter shall be of the opinion that such registration would adversely affect the marketing of the securities to be sold or that were sold by the Company in its public offering or (vi) if such registration would conflict with or violate the terms of any registration rights granted by the Company prior to the date hereof.

(b) In connection with each registration hereunder, Lender (and the Lender Affiliates, if any Restricted Stock to be included in the registration statement is held by such Lender Affiliates) shall furnish to the Company such information with respect to itself and themselves and the proposed distribution by it and them as shall be necessary in order to assure compliance with Federal and applicable state securities laws.

(c) The expenses incurred in effecting a registration pursuant to this Section 4.6 shall be borne by the Company. These expenses include registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration. The selling expenses of the Lender Affiliates, which include underwriting discounts, selling commissions and stock transfer fees applicable to the sale of Restricted Stock and the fees and disbursements of counsel for any Lender Affiliate, shall be borne by the Lender Affiliates requesting registration.

5. CONDITIONS PRECEDENT.

5.1 Conditions Precedent to Each Loan. The obligation of Lender to purchase any Note is subject to the following conditions:

(a) the representations and warranties of the Company shall be true and correct in all material respects on and as of the date of issuance of such Note, as though made on and as of such date;

(b) no Default or Event of Default shall have occurred and be continuing or result from such Note issuance;

(c) since the last issuance of a Note, there shall have not occurred any Material Adverse Effect or any event reasonably likely to result in a Material Adverse Effect;

(d) the aggregate Outstanding Balance of all Notes issued and to be issued at such time shall not exceed the Loan Amount;

(e) the number of shares of Common Stock authorized and unissued (and unreserved for issuance) shall be greater than the number of shares of Common Stock issuable upon conversion of the Note (assuming for such purpose, a Conversion Price equal to the closing price of the Common Stock on the Nasdaq Stock Market (or such other market or exchange where the Company’s stock price is reported at that time) on the business day prior to the proposed date of issuance of the Note);

(f) the Company has total assets of at least $2,000,000 according to its most recent financial statements prepared in accordance with the rules and requirements of the Securities and Exchange Commission; and

(g) the principal amount of the Note to be issued shall not exceed the Availability.

By delivering a Note Request to Lender, unless the Company otherwise notifies Lender in writing, the Company will be deemed to have certified to the satisfaction of the conditions set forth above as of the date of issuance of the applicable Note.

5.2 Conditions Precedent to Issuance of Securities. The obligation of the Company to issue any Securities is subject to the following conditions:

(a) the representations and warranties of Lender shall be true and correct in all material respects on and as of the date of such issuance, as though made on and as of such date; and

(b) if Lender is not the Person to whom such Security is to be issued, then the Lender Affiliate in whose name such Security is to be issued, shall have certified to the Company as to the representations and warranties of Lender set forth in Section 7 as to such Lender Affiliate.

By accepting any Security, Lender or such Lender Affiliate shall be deemed to have certified to the Company as to the satisfaction of the conditions set forth above as of the date of issuance of the applicable Security.

6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to Lender the following:

6.1. SEC Reports; Financial Condition; Capitalization.

(a) Since January 1, 2000, the Company has filed all required forms, reports and documents (collectively, the “Company SEC Reports”) with the SEC. As of their respective dates, or if amended, as of the date of such amendment, the Company SEC Reports complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, applicable to such Company SEC Reports, each as in effect on the dates such forms, reports and documents were filed.

(b) The financial statements for the most recent Fiscal Year and the Fiscal Quarters ended subsequent thereto filed with the SEC (collectively, the “Financial Statements”), are complete and correct in all material respects and present fairly in accordance with GAAP the consolidated and consolidating financial condition of the Company and its subsidiaries at such dates and the results of its operations and changes in financial position for the fiscal periods then ended, subject, in the case of the financial statements dated as of the Fiscal Quarter, to normal year-end audit adjustments.

(c) The authorized capital stock of the Company consists of:

(i) 8,750,000 shares of Common Stock, of which, on the date hereof, (A) 5,161,263 shares are issued and outstanding, (B) 1,424,166 shares are reserved for issuance pursuant to the Company’s stock plans and (C) 518,000 shares are reserved for issuance upon the exercise of outstanding warrants to purchase Common Stock, and

(ii) 3,000,000 shares of preferred stock of the Company, $.01 par value per share, none of which are issued and outstanding on the date hereof.

6.2 Corporate Existence; Compliance with Law. The Company and each of its subsidiaries: (a) is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its organization and is qualified to do business in each other jurisdiction where its leasing or ownership of property or conduct of its business requires such qualification and where failure to so qualify is reasonably likely to have a Material Adverse Effect, (b) has the corporate power and authority and the legal right to own and operate its properties and to conduct its business in the manner now conducted, and (c) is in material compliance with all applicable laws and its contractual obligations where the failure to so comply is reasonably likely to have a Material Adverse Effect.

6.3 Corporate Power; Authorization; Enforceable Obligations. The Company has the power and authority and the legal right to execute, deliver and perform and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

6.4 No Conflict. The execution, delivery and performance of this Agreement by the Company, the borrowing hereunder and the use of the proceeds thereof, will not (i) violate any law applicable to the Company or its subsidiaries, (ii) violate any contractual obligation of the Company or its subsidiaries in any material respect, or (iii) conflict with the certificate of incorporation or bylaws of the Company.

6.5 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator, court or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or its subsidiaries or against their respective properties or revenues which is likely to be adversely determined and which, if adversely determined, is likely to have a Material Adverse Effect.

6.6 Taxes. The Company and each of its subsidiaries has filed or caused to be filed all U.S. and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property, other than taxes which are being contested in good faith by appropriate proceedings and as to which the Company or such subsidiary, as applicable, has established adequate reserves in conformity with GAAP.

6.7 Investment Company Act. Neither the Company nor any of its subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.8 Assets. The Company or one of its subsidiaries has good and marketable title to all property and assets reflected in the Financial Statements, except property and assets sold or otherwise disposed of since the date of such Financial Statements in the ordinary course of business. Neither the Company nor any of its subsidiaries has any outstanding Liens on any of their respective properties or assets or any security agreements to which the Company or its subsidiaries is a party, or title retention agreements, whether in the form of leases or otherwise, of any personal property except pursuant to the Credit Agreement or as permitted under Section 9.1.

6.9 Securities Act. The Company has not issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act, or any other law, and is not in material violation of any rule, regulation or requirement under the Securities Act or the Exchange Act.

6.10 Consents, Etc. No consent, approval, authorization of, or registration, declaration or filing with any Governmental Authority or any other Person is required in connection with the execution and delivery of this Agreement on the part of the Company or its performance of or compliance with the terms, provisions and conditions hereof other than those disclosed herein or such as have been obtained prior to the Effective Date.

6.11 Insurance. The properties and assets of the Company and its subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company and its subsidiaries operate.

7. REPRESENTATIONS AND WARRANTIES OF LENDER.

Lender represents and warrants to the Company as follows:

7.1 Investigation. Lender acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of the Company and its subsidiaries with the officers and other representatives of the Company. The Company has made available to Lender the opportunity to obtain information to evaluate the merits and risks of the purchase of the Securities, and Lender has received all information requested from the Company.

7.2 Economic Risk. Lender acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment in any Securities pursuant to this Agreement. Lender acknowledges that an investment in the Securities involves an extremely high degree of risk, lack of liquidity and substantial restrictions on transferability and that Lender may lose Lender’s entire investment in the Securities.

7.3 Purchase for Own Account. Any Securities to be issued to Lender will be acquired for Lender’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof in violation of applicable law.

7.4 Exempt from Registration; Restricted Securities. Lender understands that the issuance and sale of the Securities will not be registered under the Securities Act or any state securities laws on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act, and that the reliance of the Company on such exemption is predicated in part on Lender’s representations set forth in this Agreement. Lender understands that the Securities are restricted securities within the meaning of Rule 144 under the Securities Act, and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

7.5 Non-Assignability. Lender acknowledges that the Notes and the Warrants may not be assigned by Lender without the prior written consent of the Company (except that such Notes and Warrants may be transferred to any Lender Affiliate).

7.6 Sophistication. Lender, personally or through its advisors, has expertise in evaluating and investing in private placement transactions of securities of companies similar to the Company and has sufficient knowledge and experience in financial and business matters to assess the relative merits and risks of an investment in the Securities.

7.7 Accredited Investor. Lender is an “Accredited Investor” as defined in Rule 501(a) under the Securities Act.

8. COVENANTS OF THE COMPANY.

The Company agrees with Lender, so long as any Note remains outstanding or Lender has any obligation to make Loans hereunder:

8.1 Financial Statements and Reports. The Company shall furnish or cause to be furnished to Lender:

(a) unless filed with the SEC, copies of all proxy statements, financial statements, and reports which the Company sends to its stockholders; and

(b) promptly upon request of Lender, such additional financial and other information, including, without limitation, financial statements of the Company and its subsidiaries as Lender may from time to time reasonably request.

8.2 Payment of Indebtedness. The Company shall pay, discharge or otherwise satisfy and cause its subsidiaries to pay, discharge or otherwise satisfy, at or before maturity or before it becomes delinquent, defaulted or accelerated, as the case may be, all its Indebtedness (including taxes), except Indebtedness being contested in good faith and for which provision is made for the payment thereof in the event the Company or such subsidiary is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by the Company or such subsidiary.

8.3 Maintenance of Existence and Properties. The Company shall, and shall cause each of its subsidiaries to:

(a) maintain its corporate existence (except pursuant to a Change of Control or mergers or other combinations with the Company or its subsidiaries);

(b) maintain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business (except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect); and

(c) comply in all material respects with its contractual obligations and requirements of law (except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect).

8.4 Inspection of Property; Books and Records; Discussions. The Company shall, and shall cause each of its subsidiaries (i) to keep proper books of record and account with full, true and correct entries in conformity with GAAP and all requirements of law, and (ii) to permit representatives of Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired by Lender, and discuss the business, operations, properties and financial and other condition of the Company and its subsidiaries with officers and employees of the Company or such subsidiaries and with the Company’s independent certified public accountants. As long as there has not occurred and is continuing an Event of Default, such inspections shall be at no cost to the Company.

8.5 Notices. The Company shall promptly give written notice to Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation or proceedings affecting the Company or any of its subsidiaries involving amounts in excess of $100,000; and

(c) any other event which, in the reasonable business judgment of the Company, is reasonably likely to have a Material Adverse Effect.

8.6 Expenses. The Company shall pay all reasonable out-of-pocket expenses (including fees and disbursements of outside counsel) incurred by Lender incident to:

(a) the preparation, negotiation and closing of the transactions contemplated by this Agreement in an amount not to exceed a reasonable amount to be agreed upon by the parties; and

(b) the protection of the rights of Lender under this Agreement and any enforcement of payment of the Notes, whether by judicial proceedings or otherwise, including, without limitation, in connection with the bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving the Company or a “workout” of the Notes. The obligations of the Company under this section shall be effective and enforceable whether or not any Loan is funded and shall survive payment of all Outstanding Balances on the Notes.

8.7 Insurance. The Company shall, and shall cause each of its subsidiaries to, obtain and maintain insurance, including property insurance, casualty insurance and general liability insurance, with responsible companies, in such amounts and against such risks as are usually carried by corporations similarly situated, and furnish Lender upon request with certificates evidencing such insurance.

8.8 Compliance with Laws. The Company shall comply, and cause each of its subsidiaries to comply, with all requirements of law and their respective contractual obligations, except in each case where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

8.9 Proceeds of the Initial Note. The proceeds from the issuance of the Initial Note, to the extent necessary, shall be used to repay all amounts outstanding (including accrued and unpaid interest and any prepayment penalties) under the Senior Indebtedness (except, subject to Section 9.2(b)(ii), for letters of credit issued under the Credit Agreement, which may remain outstanding).

9. NEGATIVE COVENANTS.

The Company hereby agrees with Lender, as long as any Notes remain unpaid or Lender has any obligation to make Loans hereunder, without the prior written consent of Lender:

9.1 Liens. The Company shall not, directly or indirectly, create, incur, assume or suffer to exist or permit any of its subsidiaries to create, incur, assume or suffer to exist any Lien upon any of the property and assets of the Company or such subsidiary, except:

(a) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which are contested in good faith by appropriate proceedings, provided the Company or its subsidiary shall have set aside on its books and shall maintain adequate reserves for the payment of the same in conformity with GAAP;

(b) Liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, or bonds to obtain, or to obtain the release of, attachments, writs of garnishment or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of the business of the Company and its subsidiaries;

(c) statutory Liens of landlord’s, carriers, warehousemen, mechanics, materialmen and other similar Liens imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in conformity with GAAP;

(d) attachment and judgment Liens not otherwise constituting an Event of Default each of which Lien is in existence less than 30 days after the entry thereof or with respect to which execution has been stayed, payment is covered in full by insurance, or the Company or its subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and shall have set aside on its books such reserves as may be required by GAAP with respect to such judgment or award; and

(e) Liens pursuant to the Credit Agreement securing letters of credit or working capital borrowings permitted under Section 9.2(b)(ii).

9.2 Indebtedness.

(a) The Company shall not, directly or indirectly, incur, assume or suffer to exist, or otherwise become or be liable in respect of any Indebtedness which is equal to the Notes in right of payment, or permit any of its subsidiaries to become so liable, except:

(i) the Notes;

(ii) Indebtedness reflected in the Financial Statements;

(iii) trade debt incurred in the ordinary course of business and outstanding less than 90 days after the same has become due and payable or which is being contested in good faith, provided provision is made for the eventual payment thereof in the event it is found that such contested trade debt is payable by it;

(iv) the Company is permitted to serve as the primary lessee on behalf of, or guarantee the lease obligations for, franchisees of the Company or its affiliates provided that such leases are entered into in the ordinary course of business; or

(v) other Indebtedness not to exceed $100,000 in the aggregate at any time outstanding.

(b) The Company shall not, directly or indirectly, incur, assume or suffer to exist, or otherwise become or be liable in respect of any Indebtedness which is contractually senior to the Notes in right of payment, or permit any of its subsidiaries to become so liable, except:

(i) Indebtedness under the Credit Agreement incurred prior to the date hereof (subject to Section 8.9), it being specifically agreed that the Company shall not incur any additional Indebtedness under the Credit Agreement after the date hereof, except as otherwise permitted under Section 9.2(b)(ii);

(ii) Indebtedness for letters of credit and working capital borrowings under the Credit Agreement, not to exceed an aggregate of $1,000,000 at any time, plus any accrued interest thereon and fees with respect thereto pursuant to the terms of the Credit Agreement; and

(iii) Indebtedness secured by Liens permitted under Sections 9.1(a) through (e).

9.3 Loans; Advances. The Company shall not, and shall not permit its subsidiaries to, directly or indirectly, make or commit to make any advance, loan or extension of credit (other than extensions of credit to customers in the ordinary course of business) or capital contribution to any Person other than:

(a) trade credit extended in the ordinary course of business;

(b) loan and advances to employees in an aggregate amount not to exceed $50,000 at any time outstanding; and

(c) intercompany loans and investments in other subsidiaries or the Company.

9.4 Leverage Ratio. The Company shall not permit as of the end of any Fiscal Quarter, the ratio of Indebtedness of the Company on a consolidated basis to the Effective Tangible Net Worth to be more than 1.75:1.00.

9.5 Minimum EBITDA. The Company shall not permit EBITDA for any Fiscal Quarter, in each case calculated for such Fiscal Quarter and the immediately preceding three Fiscal Quarters, to be less than $2,000,000.

10. EVENTS OF DEFAULT.

10.1 Events of Default.

(a) An event of default shall occur upon the occurrence of any of the following events, which event is continuing after the cure periods set forth in Section 10.1(b), if any (each, an “Event of Default”):

(i) the Company shall fail to pay any Monthly Payment on the date when due or shall fail to pay when due any other amounts owed under any Note or this Agreement;

(ii) any representation or warranty made by the Company in this Agreement or the Notes shall be inaccurate or incomplete in any material respect on or as of the date made;

(iii) the Company shall fail to perform, observe or comply with any covenant or agreement contained herein or in the Notes;

(iv) (A)(1) the Company or its subsidiaries shall default in any payment of principal of or interest on any other Indebtedness having an outstanding principal amount in excess of $200,000 or (2) any Person shall default in the payment of any Indebtedness having an outstanding principal amount in excess of $200,000 upon which the Company or its subsidiaries is contingently liable (except, in each case, for payments which are being contested in good faith, and the Company or is subsidiaries have established adequate reserves for the eventual payment thereof in the event it is found that such contested Indebtedness is payable by the Company or its subsidiaries), and (B) the effect of which is to permit such Indebtedness to be declared or otherwise to become due prior to its stated maturity;

(v) the material breach by the Company or any of its subsidiaries of any agreement with Lender or Lender Affiliates (excluding for this purpose the Company and its subsidiaries);

(vi) (i) the Company shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company shall make a general assignment for the benefit of its creditors;

(vii) there shall be commenced against the Company any case, proceeding or other action of a nature referred to in clause (vi) above which (A) results in the entry of an order for relief or any such adjudication or appointment, and (B) remains undismissed, undischarged or unbonded for a period of 60 days;

(viii) there shall be commenced against the Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within 60 days from the entry thereof;

(ix) the Company shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clauses (vi), (vii) or (viii) above;

(x) the Company shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due; or

(xi) there shall occur following the Effective Date any event which has or is reasonably likely to have a Material Adverse Effect.

(b) Notwithstanding the foregoing, (i) except (A) with respect to Defaults set forth in Section 10.1(a)(vi), (vii), (viii), (ix) or (x), for which there shall be no cure period, or (B) as set forth in clause (b)(ii), the Company shall have 30 days after delivery by Lender to the Company of written notice of such Default to cure such Default, and (ii) with respect to Defaults set forth in Section 10.1(a)(i), the Company shall have seven days to cure such Default, provided that the Company shall pay a late fee equal to 1% of the aggregate amount of such late payment, and (iii) Lender shall not be required to acquire any Note pursuant to Section 2.1 during any such cure period during which the Default has not been cured.

10.2 Remedies. Upon the occurrence of an Event of Default at the option of Lender:

(a) Lender’s obligation to make Loans shall terminate and upon written notice to the Company thereof, the Outstanding Balance of all Notes and interest accrued but unpaid thereon shall become immediately due and payable, without demand upon or presentment to the Company, which are expressly waived by the Company, and

(b) Lender may immediately exercise all rights, powers and remedies available to it at law, in equity or otherwise.

11. MISCELLANEOUS.

11.1 Governing Law. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of California without regard to provisions regarding conflicts of laws.

11.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

11.3 Successors and Assigns. Except as set forth herein, neither party shall assign or transfer or permit the assignment or transfer of this Agreement, nor any of its rights, interests or obligations hereunder, without the prior written consent of the other party. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

11.4 Entire Agreement. This Agreement, the Notes, the Warrants and the Exhibits hereto and thereto (all of which are hereby expressly incorporated herein by this reference) constitute the entire understanding and agreement between the parties with regard to the subject matter hereof and thereof. Each of the parties acknowledges that neither the other party nor any representative of the other party has made any promises, agreements, covenants, representations, warranties or other inducements whatsoever, either express or implied, written or oral, concerning the subject matter of this Agreement, the Warrants or the Notes that is not contained in this Agreement.

11.5 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when received when sent by facsimile at the address and number set forth below; (c) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party as set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To the Company: Diedrich Coffee, Inc. 28 Executive Park, Suite 200 Irvine, California 92614 Attn: Roger Laverty Fax Number: (949) 260-6726	To Lender: Sequoia Enterprises, L.P. c/o Heeschen & Associates 450 Newport Center Drive, Suite 450 Newport Beach, CA 92660 Attn: Paul Heeschen Fax Number: (949) 721-7500

with copies to: Gibson, Dunn & Crutcher LLP 4 Park Plaza Irvine, CA 92614 Attn: John M. Williams, Esq. Fax Number: (949) 475-4673	with copies to: Rutan & Tucker LLP 611 Anton Boulevard, Suite 1400 Costa Mesa, CA 92626 Attn: Joseph D. Carruth, Esq. Fax Number: (714) 546-9035

Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11.5 by giving the other party written notice of the new address in the manner set forth above.

11.6 Amendments. Any term of this Agreement may be amended or modified only with the written consent of the Company and Lender.

11.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company or to Lender, upon any breach or default of the other party under this Agreement, shall impair any such right, power or remedy of the Company or Lender. No waiver of any breach of the provisions of this Agreement will be deemed to have been made by any party, unless such waiver is expressed in writing and signed by the party against which it is to be enforced. The waiver by any party of any right under this Agreement or to a remedy for the breach of any of the provisions herein shall not operate nor be construed by the breaching party as a waiver of the non-breaching party’s remedies with respect to any other or continuing or subsequent breach. All remedies, either under this Agreement, or by law or otherwise afforded to the Company or Lender shall be cumulative and not alternative.

11.8 Legal Fees. If either party to this Agreement shall bring any action, suit, arbitration, mediation, counterclaim or appeal for any relief against the other party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an “Action”), the prevailing party shall be entitled to recover as part of any such Action its attorneys’ fees, all fees and expenses and costs reasonably and properly incurred, including any fees and costs incurred in bringing and prosecuting such Action or enforcing any order, judgment, ruling or award granted as part of such Action. “Prevailing party” within the meaning of this section includes, without limitation, a party who agrees to dismiss an Action upon the other party’s payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

11.9 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, will confer upon any Person not a party to this Agreement, or the representatives of such Person any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

11.10 Interpretation. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. Unless the context requires otherwise, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and the word “or” is used in the exclusive sense of “and/or.”

11.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11.12 Severability. Any portion or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction; provided that, in lieu of any such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid, legal and enforceable provision as similar in terms to the invalid, illegal or unenforceable provision as possible, and provided further that, his Agreement as amended (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.

11.13 Confidentiality of Information. Lender agrees that it will not use to the detriment of the Company or disclose to any Third Party any confidential or proprietary information of the Company received pursuant to this Agreement, except to the extent that such information (i) is or becomes generally available to the public other than as a result of a disclosure by Lender or its representatives, or (ii) was within Lender’s possession prior to its first being furnished to it. Lender may disclose the confidential information of the Company to Lender’s representatives, who shall not use such information except for the purposes contemplated hereby, and who shall maintain the confidentiality of such information, provided however, that Lender shall be responsible for any breach of this Section 11.13 by its representatives.

IN WITNESS WHEREOF, the parties have executed this Contingent Convertible Note Purchase Agreement to be effective as of the date first above written.

COMPANY:

DIEDRICH COFFEE, INC.

By:	/s/ Roger M. Laverty
Roger M. Laverty
Chief Executive Officer

By:	/s/ Martin A. Lynch
Martin A. Lynch
Chief Financial Officer

LENDER:

SEQUOIA ENTERPRISES, L.P.

By:	/s/ Paul Heeschen
Paul Heeschen, General Partner

EXHIBIT A

FORM OF NOTE

THIS NOTE AND THE COMMON STOCK THAT MAY BE PURCHASED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR SUCH SECURITIES MAY BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY AND ITS LEGAL COUNSEL STATING THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

$	, 200
Non-negotiable	Irvine, California

This Note is issued pursuant to, and entitled to benefits under, that certain Contingent Convertible Note Purchase Agreement (the “Agreement”), dated as of May 10, 2004, as the same may be amended from time to time, by and between Diedrich Coffee, Inc., a Delaware corporation (the “Company”), and Sequoia Enterprises, L.P., a California limited partnership (“Lender”), to which reference is hereby made for a more complete statement of the terms and conditions under which the loan evidenced hereby is made and is to be repaid. This Note is one of a series of notes issued pursuant to the Agreement. All terms used but not otherwise defined herein shall have the meaning set forth in the Agreement.

1. Obligation. The Company, hereby promises to pay to the order of Lender or its permitted assigns, the principal sum of $            , together with interest on the unpaid principal amount from time to time outstanding from the date hereof until the principal amount of this Note is paid in full, in accordance with the terms of this Note, at the Note Rate (as defined below). The principal of this Note, together with all accrued and unpaid interest, shall become due and payable on the Maturity Date (as defined in the Agreement).

2. Interest and Payments.

(a) Rate. Interest shall be computed daily on the Outstanding Balance of this Note at the Note Rate. The “Note Rate” shall equal the one-month, two-month or three-month, whichever period is closest to the remaining days in the calendar quarter, LIBOR Rate in effect on the date of issuance plus 3.30% per annum. The interest rate will be reset on the first day of each calendar quarter to the three-month LIBOR Rate then in effect plus 3.30% per annum. Interest shall be calculated on the basis of a 360 day year and actual days elapsed. Interest shall be payable in arrears.

(b) Section 25118. As of the date hereof, the Company is an entity with total assets of at least $2,000,000, as determined in accordance with Section 25118(a) of the California Securities Law of 1968, as amended, and (ii) this Note aggregates at least $300,000 in original face amount.

(c) Monthly Payments. Unless converted into Common Stock in accordance with Section 7, on the first day of each month, the Company will make payments to Lender equal to the sum of:

(i) all accrued interest on the Outstanding Balance of this Note for the prior month, plus

(ii) a principal repayment equal to a percentage of the Outstanding Balance on the date of such Monthly Payment such that, when amortized in equal principal payments over the term of this Note (from the date of issuance to May 10, 2007), 60% of the Outstanding Balance on the date of issuance of this Note shall be repaid by Maturity.

(d) Place of Payment. All principal and interest shall be payable in lawful money of the United States at Lender’s offices located at 450 Newport Center Drive, Suite 450, Newport Beach, California 92660.

3. Disbursements. All repayments of the principal on this Note shall be recorded by Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of Lender to make any such recordation shall not affect the obligations of Company hereunder.

4. Prepayment. This Note may be prepaid in whole or in part at any time. The Company shall give to Lender at least 10 days advance notice of its intent to prepay any or all amounts under this Note. Lender will apply partial prepayments of this Note first to interest and then to principal.

5. Effect of Non-Payment of Interest. In the event that any interest is not paid on this Note when due, without affecting any of Lender’s other rights and remedies, to the extent permitted by applicable law, unpaid interest, shall bear interest at the Note Rate.

6. Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated in right of payment to the prior payment in full of all of the Senior Indebtedness.

7. Conversion of Note for Common Stock. If there is a Change of Control at any time prior to payment in full of the principal balance of this Note, Lender will have the right, immediately prior to consummation of such Change of Control, to convert the amounts outstanding under this Note (including accrued and unpaid interest) into Common Stock at the then applicable Conversion Price per share.

(a) Conversion of Note. Subject to the terms and conditions of the Agreement, the number of shares of Common Stock into which this Note may be converted shall be determined by dividing (a) the lesser of (i) $5,000,000 minus the aggregate principal amount of all Notes issued under the Agreement and repaid (and for which Warrants have been issued pursuant to Section 2.2 of the Agreement) and (ii) the Outstanding Balance of this Note to be converted plus all accrued and unpaid interest on such Note to but not including the date of conversion by (b) the applicable Conversion Price. The “Conversion Price” for this Note shall be the greater of (i) the closing price of the Common Stock on the date this Note was issued, which price was $             per share, (the “Issuance Closing Price”) as the same may be appropriately adjusted for any stock splits, stock dividends, or other events described in Section 7(b) of this Note and (ii) 85% of the average price per share of Common Stock paid by any Person who engages in a transaction or series of transactions resulting in a Change of Control.

(b) Adjustment Provisions. Until the date that this Note is converted or cancelled, the Issuance Closing Price shall be appropriately and proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of Common Stock. Whenever the Issuance Closing Price shall be adjusted pursuant to this Section 7(b), the Company shall issue a written notice

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setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the revised Issuance Closing Price after giving effect to such adjustment, and shall cause a copy of such notice to be delivered to the Lender. The form of this Note need not be changed because of any adjustment in the Issuance Closing Price.

(c) THIS NOTE SHALL NOT BE CONVERTIBLE INTO SECURITIES OF THE COMPANY IF SUCH CONVERSION WOULD VIOLATE FEDERAL SECURITIES LAWS OR APPLICABLE STATE SECURITIES LAWS.

8. Issuance of Warrants. Until such time as the aggregate principal amount of all Notes issued under the Agreement and repaid shall equal $5,000,000, upon repayment of the principal hereof, the Company shall issue Lender warrants to purchase shares of Common Stock, as set forth in Section 2.2 of the Agreement (including adjustment as set forth in Section 2.2(c)). For federal income tax purposes the amount of the issue price allocated to each Warrant to be issued is [            ] Dollars ($            ) per $1,000 principal amount repaid, which shall be the value ascribed to each Warrant by the Company and Lender for all purposes, including the preparation of tax returns and the preparation of the financial statements of the Company.

9. Default. The Company will be deemed to be in default under this Note upon the occurrence of any Event of Default (as defined in the Agreement), which event is continuing after the applicable cure period set forth in Section 10.1(b) of the Agreement.

10. Late Fee. If any amount is not paid in full when due hereunder, a late fee shall be incurred in an amount equal to one percent (1%) of the amount not so paid.

11. Transfer. This Note may not be assigned by the holder hereof, except to a Lender Affiliate (as such term is defined in the Agreement), without the prior written consent of the Company.

12. Governing Law. This Note shall be governed by and construed and interpreted in accordance with the laws of the State of California, without giving effect to its conflicts of law principles.

13. Compliance with Usury Laws. All agreements between the Company and the holder hereof are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws. If, from any circumstances whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then ipso facto, the obligations to be fulfilled shall be reduced to the limit of such validity, and if from any circumstances the holder hereof shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest.

14. Waiver. No failure to exercise and no delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies provided by law.

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15. Amendment. This Note may be amended or modified only upon the written consent of both the Company and Lender. Any amendment must specifically state the provision or provisions to be amended and the manner in which such provision(s) are to be amended.

16. Replacement Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership and the loss, theft, destruction or mutilation of this Note, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Note, the Company will execute and deliver in lieu thereof a new Note of like tenor.

17. Agreement. This Note incorporates by reference all the provisions of the Agreement, including but not limited to all provisions contained therein with respect to Events of Default, waivers, remedies and covenants, and the description of the benefits, rights and obligation of each of the Company and Lender under the Agreement.

18. Terms Binding. By acceptance of this Note, the holder hereof accepts and agrees to be bound by all the terms and conditions of this Note and the Agreement.

19. No Rights or Liabilities as Stockholder. This Note does not entitle the holder thereof to any voting rights or other rights as a stockholder of the Company. No provisions of this Note, and no enumeration herein of the rights or privileges of the holder, shall cause the holder hereof to be a stockholder of the Company for any purpose.

IN WITNESS WHEREOF, the Company has executed this Note as of the date and year first above written.

COMPANY:

DIEDRICH COFFEE, INC. a Delaware corporation

By:
Name:
Title:

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CONVERTIBLE PROMISSORY NOTE

LOANS OF PRINCIPAL

Date	Amount of Loan	Amount of Prepayment	Principal Balance	Lender Recordation By

EXHIBIT B

FORM OF WARRANT

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS WARRANT NOR SUCH COMMON STOCK MAY BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY AND ITS LEGAL COUNSEL STATING THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE COMMON STOCK

OF

DIEDRICH COFFEE, INC.

VOID AFTER MAY 10, 2008

, 200
No. [Warrant No.]

This certifies that Sequoia Enterprises, Inc., a California limited partnership, or its permitted successors and assigns (the “Holder”) is entitled, subject to the terms and conditions of this Warrant, to purchase from Diedrich Coffee, Inc., a Delaware corporation (the “Company”), all or any part of an aggregate of [Number of Shares] shares of the Company’s authorized and unissued Common Stock, par value $0.01 per share (the “Warrant Stock”), at the Conversion Price (as defined herein), upon surrender of this Warrant at the principal offices of the Company, together with a duly executed subscription form and simultaneous payment of the Conversion Price for each share of Warrant Stock so purchased in lawful money of the United States. The number of shares of Warrant Stock issuable upon exercise of this Warrant and the Conversion Price are subject to adjustment and limitation as provided in the Agreement (as defined below) and herein.

This Warrant is one of a series of warrants issued pursuant to that certain Contingent Convertible Note Purchase Agreement, dated as of May 10, 2004 (the “Agreement”), by and between the Company and Sequoia Enterprises, Inc. The Holder may exercise this Warrant in the event of a Change of Control prior to May 10, 2008 (the “Expiration Date”). All terms used but not otherwise defined herein shall have the meaning set forth in the Agreement.

1. Definitions. For purposes of this Warrant, the “Conversion Price” for this Warrant will be the greater of (a) $             [insert the weighted average closing price of the Common Stock on the date of issuance of each of the Notes to which this Warrant relates], as the same may be adjusted pursuant to Section 4 (the “Note Price”), or (b) an amount equal to 85% of the average price paid per share of Common Stock by any Person who engages in a transaction or series of transactions resulting in a Change of Control.

2. Exercise.

2.1 Right to Exercise. If there is a Change of Control, the Holder will have the right, immediately prior to such Change of Control, to exercise this Warrant for the number of shares of Warrant Stock (as such number may be adjusted pursuant to Section 2.2 of the Agreement or Section 4 hereof) at the then applicable Conversion Price per share.

2.2 Form of Payment. Payment by Holder of the aggregate Conversion Price may be made by (a) a check payable to the Company’s order, (b) wire transfer of immediately available funds to the Company, (c) cancellation of indebtedness of the Company to the Holder, or (d) any combination of the foregoing. In lieu of the foregoing, the Holder may elect to receive shares of Common Stock equal to the value of this Warrant using the following formula:

X = Y(A-B)/A

Where: X equals the number of shares of Common Stock to be issued to the Holder;

Y equals the number of shares of Warrant Stock (as such number may be adjusted pursuant to Section 2.2 of the Agreement or Section 4 hereof) ;

A equals the closing price of the Common Stock on the Nasdaq Stock Market (or such other market or exchange where the Company’s stock price is reported at that time) on the date of exercise; and

B equals the Conversion Price.

3. Issuance of Stock. The shares of Warrant Stock issuable upon exercise of this Warrant shall and will be deemed to be issued to the Holder as the record owner of such shares immediately prior to consummation of the Change of Control.

4. Adjustment Provisions. The number and character of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities or property at the time receivable or issuable upon exercise of this Warrant) and the Note Price therefor, are subject to adjustment pursuant to Section 2.2 of the Agreement and upon the occurrence of the following events between the date this Warrant is issued and the date it is exercised or expires:

4.1 Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc. The Note Price of this Warrant and the number of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities at the time issuable upon exercise of this Warrant) shall each be appropriately and proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of Common Stock (or such other stock or securities).

4.2 Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable with respect to the Common Stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 4.1), or (b) assets, then, and in each such case, the Holder, upon exercise of this Warrant at any time after the consummation, effective date or record date of such event, shall receive, in addition to the shares of Warrant Stock issuable upon such exercise prior to such date, the securities or such other assets of the Company to which the Holder would have been entitled upon such date if the Holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided in this Warrant). Notwithstanding the foregoing, no adjustment in respect of any cash dividends paid by the Company will be made during the term of this Warrant or upon the exercise of this Warrant.

4.3 Notice of Adjustments. Whenever the Note Price or character or number of shares of Warrant Stock issuable upon exercise hereof shall be adjusted pursuant to this Section 4, the Company shall issue a written notice setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Note Price and character and number of shares of Warrant Stock purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such notice to be delivered to the Holder.

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4.4 No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Note Price or in the number of shares of Warrant Stock issuable upon its exercise.

5. No Rights or Liabilities as Stockholder. This Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company. No provisions of this Warrant, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

6. Transfer. This Warrant may not be assigned by the Holder, except to a Lender Affiliate, without the prior written consent of the Company. Notwithstanding the foregoing, THIS WARRANT SHALL NOT BE EXERCISABLE INTO SECURITIES OF THE COMPANY IF SUCH EXERCISE WOULD VIOLATE FEDERAL SECURITIES LAWS OR APPLICABLE STATE SECURITIES LAWS.

7. Loss or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership and the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver in lieu thereof a new Warrant of like tenor.

8. Governing Law. This Warrant shall be governed by and construed and interpreted in accordance with the laws of the State of California, without giving effect to its conflicts of law principles.

9. Agreement. This Warrant incorporates by reference all the provisions of the Agreement, including all provisions contained therein with respect to remedies and covenants, and the description of the benefits, rights and obligation of each of the Company and Lender under the Agreement.

10. Terms Binding. By acceptance of this Warrant, the Holder accepts and agrees to be bound by all the terms and conditions of this Warrant and the Agreement.

11. No Impairment. The Company will not, by amendment of its certificate of incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock issuable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and (b) will take all such action as may be necessary or appropriate in order that the Company may validly issue fully paid and non-assessable shares of Warrant Stock upon exercise of this Warrant.

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the date and year set forth above.

COMPANY:

DIEDRICH COFFEE, INC.

By:
Roger M. Laverty
Chief Executive Officer

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